Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 333-140887 on Form S-11 of our report dated March 31, 2009, relating to the financial statements and financial statement schedule of Behringer Harvard Opportunity REIT II, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Behringer Harvard Opportunity REIT II, Inc. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas
November 13, 2009